EXHIBIT 99
                              TECH-SYM COMMENTS ON
                            EXPECTED RESULTS FOR 1997

Houston, Texas, September 2, 1997 - Tech-Sym Corporation (NYSE: TSY) today announced preliminary results for its third quarter ended September 30, 1997, and commented on the outlook for the balance of the year.

Revenue from continuing operations for the quarter ended September 30, 1997 is expected to be approximately $69 million compared to revenue of $73.7 million for the quarter ended June 30, 1997, and revenue of $83.1 million for the quarter ended September 30, 1996.

The decrease in revenue is primarily due to the Company's majority-owned subsidiary, GeoScience Corporation (NASDAQ: GSCI). The decrease in revenue at GeoScience is driven by approximately $16 million of anticipated sales being diverted to the fourth quarter of 1997 and the first quarter of 1998. Changes in the schedules and vessel availability of GeoScience's customers have caused the delay in sales. Management believes the requirements of the GeoScience customers to be firm and delayed orders are expected to be placed in time for deliveries in the fourth quarter of 1997 and first quarter of 1998.

The Company also anticipates an increase in manufacturing costs at GeoScience will affect the operating results for the third quarter. The increased manufacturing costs at GeoScience results from design changes to certain products and other factors caused by GeoScience's efforts to meet the growth in the business. The design changes made are expected to enhance product reliability and performance and should also improve the margins going forward. Given the attainment of the expected GeoScience orders and the design improvements, the Company should achieve improved operating results in future periods.

As a result of the decrease in sales and the increased manufacturing costs at GeoScience, the Company anticipates earnings from continuing operations in the range of $.16 to $.23 per share for the quarter ended September 30, 1997. Operating results for the fourth quarter of 1997 are expected to improve compared to the fourth quarter of 1996.

Tech-Sym Corporation is a high technology Company that designs, develops and manufactures electronic systems and components used in diverse markets including oil and gas exploration and production, communications and defense systems.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with the uncertainty of market acceptance of the Company's products, risk of delays of orders by customers, limited number of customers, as well as risks of downturns in economic conditions generally, risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.